UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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PROTHENA CORPORATION PUBLIC LIMITED COMPANY

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The following communication was sent or made available commencing on May 5, 2022 to the shareholders of Prothena Corporation plc

PROTHENA CORPORATION PLC

Annual General Meeting of Shareholders

To be Held on May 17, 2022

Supplemental Information Regarding Proposal Nos. 6, 7, and 8

To Our Shareholders:

We write to you to underscore the importance of your independent analysis of the proposals presented for your consideration at our Annual General Meeting of Shareholders scheduled to be held on Wednesday, May 17, 2022 (the “Annual Meeting”). The proposals are described in detail in our proxy statement, which has been made available to you and filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 31, 2022. We encourage you to read our proxy statement as well as the additional soliciting material we have filed with the SEC, including the presentation we filed on April 25, 2022.

Our Board of Directors (our “Board”) recommends that you vote your shares “FOR” the election of each of the director nominees for re-election at the Annual Meeting, “ONE YEAR” as the frequency of future advisory votes on executive officer compensation, and “FOR” each of the other proposals presented for a shareholder vote at the Annual Meeting.

We would like to draw your attention specifically to each of the following proposals:

•	Proposal No. 6 – to renew our Board’s existing authority under Irish law to allot and issue ordinary shares;

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Proposal No. 7 – to renew our Board’s existing authority under Irish law to allot and issue ordinary shares for cash without first offering those shares to existing shareholders pursuant to the statutory pre-emption right that would otherwise apply; and

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Proposal No. 8 – to approve any motion to adjourn the Annual Meeting, or any adjournment thereof, to another time and place in order to solicit additional proxies if there are insufficient votes at the Annual Meeting to approve Proposal No. 7.

We refer to the Board authorities described in Proposal Nos. 6 and 7 as our share issuance authorities.

Glass Lewis & Co. has recommended that its clients vote “FOR” the proposals to renew our Board’s share issuance authorities, partially in recognition that our ordinary shares are listed solely on The Nasdaq Global Select Market, which provides its own separate restrictions on share issuances for the protection of shareholders.

Institutional Shareholder Services (“ISS”) has recommended voting against the proposals to renew our Board’s share issuance authorities and against the adjournment proposal – on the basis that the proposals to renew our Board’s share issuance authorities “exceeds the recommended market practice.”

While we recognize that our shareholders make their voting decisions independently, and often apply their own internal guidelines, we also understand that the advisory firms’ reports are utilized as research tools by many of our shareholders. For the reasons set forth below, we disagree with ISS’s recommendations.

Our Views on ISS’s Position on Proposal Nos. 6 and 7

In its report for our Annual Meeting, ISS continued to apply a voting policy based on the practice of a market where our shares are not listed and which is not required by law. Similar to its recommendation in 2017 and again without any discussion or justification for its decision to continue to analyze our proposals to renew our Board’s share issuance authorities under voting policies applicable in the U.K., ISS recommended voting against our proposals to renew our Board’s share issuance authorities because the proposed amounts and duration “exceeds the recommended market practice” for companies listed on a U.K. or Ireland exchange. However, the “recommended limits” ISS references in its report are the Investment Association’s Share Capital Management Guidelines and the Pre-emption Group’s Guidelines, both of which state explicitly state that they are intended to apply only to U.K.-listed companies. We disagree with this inappropriate imposition of “recommended limits” for Irish- or U.K.-listed companies on Irish-incorporated companies with shares listed exclusively in the U.S.

Adhering to the limitations referenced in ISS’s U.K./Ireland voting policy on our proposals to renew our Board’s share issuance authorities would leave us disadvantaged as compared with our U.S.-incorporated and exchange-listed peers. We believe it is necessary to seek authority to issue new shares on a non-pre-emptive basis to the extent permissible under Irish law so that we can continue to execute on our business and growth strategy in a timely and competitive manner.

We are asking our shareholders to reject ISS’s approach because we do not believe that ISS’s recommended limits associated with companies that are listed on an exchange in Ireland or in the U.K. should apply to Prothena. The U.S. capital markets are the sole capital markets for our ordinary shares and our ordinary shares are listed exclusively on The Nasdaq Global Select Market. As such, we believe that our shareholders expect us to, and we are committed to, follow customary U.S. capital markets practices, U.S. corporate governance standards, and Nasdaq and SEC rules and regulations. As explained above, we also believe that applying the standards and market practices of a market where our shares are not listed is inappropriate and not in the best interests of Prothena or our shareholders, especially in circumstances where we are committed to complying with the governance rules and practices of the actual capital market for our shares – The Nasdaq Global Select Market – which imposes its own restrictions on share issuances for the protection of shareholders.

Why You Should Support Proposal Nos. 6, 7, and 8

Our shareholders entrusted us to be disciplined stewards of our current share issuance authorities in 2017. In turn, our actions since that time demonstrate our deliberately disciplined use of equity in furtherance of our growth strategy. We believe that we have been successful in executing on our long-term business plan and growth strategy, while also creating value for our shareholders. We have applied a disciplined approach to allocating our resources for the development of our pre-clinical and clinical portfolio. Since our shareholders reapproved our share issuance authorities on May 17, 2017, we have issued 6,839,710 shares through the sale and issuance of shares in marketed follow-on offerings, at-the-market offerings, and a private offering to Bristol Myers Squibb (formerly Celgene), to raise gross proceeds of $233,518,747 at an average weighted price per share of $34.14. These fund-raising activities have resulted in only an 18% increase in issued shares over the past five years – based on 38,099,943 shares outstanding on May 17, 2017. Including options exercised by our employees and directors from May 17, 2017, to March 7, 2022 (the record date for the Annual Meeting), the total shares outstanding was 46,741,333, which represents an increase of only 23% over such five-year period.

We are asking our shareholders to renew, for an additional five years, the same share issuance authorities that have been in place and that we have been operating under for almost a decade. Approval of the share issuance proposals extends—but does not in any way expand—our current share issuance authorities that have been in place for almost a decade and that were most recently approved by our shareholders in 2017 with more than 89% support. We are not asking you to approve an increase to our authorized share capital.

Our proposals to renew our Board’s share issuance authorities for five years is directly tied to our specific growth strategy. Our growth strategy depends on our ability to research, develop, and commercialize our product candidates, which requires significant capital. We do not have any products approved for commercial sale, and in order to develop and obtain regulatory approval for our product candidates, we will need to raise substantial additional capital.

If our Board’s share issuance authorities are not renewed, we believe that the additional restrictions on our ability to raise capital would negatively impact our ability to execute on our business and growth strategy. In any capital raising transaction where we propose to issue shares for cash consideration, we would be required to first offer those shares to all our existing shareholders in a time-consuming pro-rata rights offering, which would disadvantage us vis-à-vis many of our peers in competing for capital, would significantly encumber the capital-raising process, would significantly increase our costs, and would significantly increase the timetable for completing such a cash financing transaction, thus potentially limiting our ability to advance the development of our product candidates and raise the capital necessary to execute on the strategy that we believe is in the best interests of our shareholders.

We need the ability to execute on our business and growth strategy without competitive disadvantage. It is critical that our Board and management have the ability to efficiently and cost-effectively access the capital markets, including by capitalizing on what can be narrow opportunistic market windows and avoiding unnecessary costs, delays and uncertainties. If our Board’s share issuance authorities are not renewed, we would be at a distinct disadvantage in effectively and efficiently raising capital, and in competing for capital vis-à-vis many of our peers because many of the companies with which we compete strategically and for capital are incorporated in the U.S., and are therefore not subject to similar share issuance restrictions.

We believe that renewing our Board’s current share issuance authorities for an additional five years instead of seeking general re-approval of our share issuance authorities on a more frequent basis is in the best interests of our shareholders. Seeking general re-approval of our share issuance authorities on a more frequent basis than every five years would subject us to competitive disadvantage, particularly given the 75% vote threshold required to dis-apply the statutory pre-emption right. Our concern in this regard is that a single shareholder or small number of shareholders, including those with a short-term focus, could defeat a proposal to dis-apply the statutory pre-emption right given the high vote threshold to approve that dis-application, even if a substantial majority of our shareholders who are supportive of our business and long-term growth strategy vote to approve the dis-application of the statutory pre-emption right.

Renewal of our Board’s share issuance authorities would be fully consistent with capital markets practice and governance standards in the U.S. Companies that are incorporated and listed in the U.S. are not generally required to and do not seek shareholder approval to renew their authority to issue shares. In addition, companies that are incorporated and publicly-traded in the U.S. do not need authority to dis-apply any statutory pre-emption right and generally do not grant all their shareholders pre-emptive rights on new issuances of shares for cash. Instead, investors in the U.S. generally appear to accept that companies often need to access capital markets quickly, and that potential concerns associated with affording boards and management flexibility in this respect are adequately protected against by other factors, including the shareholder approval requirements of U.S. exchanges with respect to share issuances.

Because our ordinary shares are listed exclusively in the U.S., we follow the Nasdaq rules and listing standards that provide separate restrictions on share issuances for the protection of shareholders. We are and will continue to be subject to all the shareholder approval and other requirements that arise from our ordinary shares being listed on The Nasdaq Global Select Market and our being a U.S. domestic reporting company (not a foreign private issuer) under SEC rules.

We believe we have responsibly used our current share issuance authorities. We believe that we have made significant progress in executing on our long-term business plan and growth strategy, while also creating value for our shareholders. We have been deliberately disciplined in deploying our cash and raising additional capital. Our cash management and what we believe to be well-timed and -executed share issuances that have successfully raised critically-needed capital to further our development programs speak to our commitment to deploy and raise capital wisely and in the best interests of our shareholders.

For the reasons set forth above, and in further detail in our proxy statement, we request that our shareholders reject the recommendations contained in the ISS report and vote “FOR” Proposal Nos. 6, 7, and 8.

Sincerely,

/s/ Tran B. Nguyen

Tran B. Nguyen

Chief Strategy Officer and Chief Financial Officer

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